Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Annexon, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(c)	3,000,000(1)	$5.41(2)	16,230,000(2)	$0.00014760	$2,396	—	—	—	—

Carryforward Securities

Carry Forward Securities	—	—	—	—	—			—	—	—	—	—

	Total Offering Amounts					$16,230,000(1)(2)	$0.00014760	$2,396

	Total Fees Previously Paid							—

	Total Fee Offsets(3)							—

	Net Fee Due							$2,396

(1)

Consists of (i) 176,741 shares of the Registrant’s common stock that are held by the Muneer A. Satter Revocable Trust for which Muneer A. Satter serves as trustee and, in such capacity, has sole voting and dispositive power over all such shares, (ii) 417,731 shares that are held by various other trusts and other entities for which Muneer A. Satter serves as trustee, investment advisor or manager and, in such capacity, has sole voting and dispositive power over all such shares, (iii) 845,224 shares that are held by Satter medical Technology Partners, L.P. for which Muneer A. Satter has sole voting and dispositive power over all such shares, and (iv) 1,560,304 shares of the Registrant’s common stock held by Alerce Medical Technology Partners, L.P. for which Muneer A. Satter has sole voting and dispositive power over all such shares. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of the Registrant’s common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of any stock dividend, stock split, recapitalization or similar transaction.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Ac, on the basis of the average of the high and low prices for a share of the registrant’s common stock as reported on the Nasdaq Global Select Market on August 5, 2024, which date is within five business days prior to the filing of this registration statement.

(3)	The Registrant does not have any fee offsets.